CARLYLE - XVI  -- EXHIBIT 10-G.


                      CLOSING CERTIFICATE AND AGREEMENT

      THIS CLOSING CERTIFICATE AND AGREEMENT (this "AGREEMENT") is made and entered into as of May 7, 1996 (the "CLOSING DATE") with respect to the sale by and between VNE PARTNERS, L.P. ("SELLER") and POST APARTMENT HOMES, L.P. ("BUYER") of approximately 90.23 acres of land located in Land Lots 334, 342, 343 and 348 of the 18th District, DeKalb County, Georgia and more particularly described on EXHIBITS A-1, A-2 AND A-3, attached hereto and made a part hereof (collectively, the "LAND").

                              WITNESSETH, THAT:

      WHEREAS, Seller is a partnership comprised of Villages Northeast Associates, an Illinois general partnership ("ASSOCIATES"), and Post Villages Northeast, Ltd., a Georgia limited partnership ("POST").

      WHEREAS, Associates, on behalf of Seller, received an offer to purchase the Land and any improvements, structures or fixtures located on the Land (the "IMPROVEMENTS"), consisting of an apartment community commonly known as "Dunwoody Crossing Apartments" located in Atlanta, Georgia, from Heitman/JMB Advisory Corporation ("H/JMB"), for Forty-Seven Million Dollars ($47,000,000). as more particularly described in that certain letter of intent ("LETTER OF INTENT"), dated December 8, 1995, between H/JMB and Seller;

      WHEREAS, the transactions contemplated by the Letter of Intent were subject to the rights of Post to acquire the partnership interests of Associates in Seller on terms which would produce the same amounts to Associates which a sale by Seller of the Land and the Improvements would produce pursuant to the partnership agreement of Seller;

      WHEREAS, Post has requested that its rights to acquire Associates partnership interests instead be structured as a sale by Seller of the Land and Improvements, and has assigned it rights to acquire the same to Buyer; and

      WHEREAS, simultaneous with the execution hereof, Buyer is paying to Seller the Forty-Seven Million Dollars ($47,000,000) purchase price, adjusted by prorations as specified in the closing statement, Seller is delivering that certain Limited Warranty Deed conveying the Land to Buyer, and Seller and Buyer are entering into that certain Bill of Sale and Assignment and Assumption Agreement of even date herewith by and between Buyer and Seller (the "BILL OF SALE"), whereby Seller is assigning all of its right, title and interest in certain tangible and intangible personal property located on or about the Land or located within the Improvements. The Land, Improvements, personal and intangible property being transferred in connection with the transactions contemplated herein are collectively referred to as the "BUSINESS PROPERTY".

      NOW, for and in consideration of Ten Dollars (10.00) and other good and valuable consideration, in hand paid and before the sealing and delivery of these presents, the receipt, adequacy and sufficiency whereof are hereby acknowledged, Seller and Buyer agree as follows:

  A. GENERAL DISCLAIMER. Except as specifically set forth in this Agreement, the sale of the Business Property hereunder is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied or otherwise, including, but not limited to, any representation or warranty concerning title to the Business Property, the physical condition of the Business Property (including, but not limited to, the condition of the soil or the Improvements), the environmental condition of the Business Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Business Property), the compliance of the Business Property with applicable laws and regulations (including, but not limited to, zoning and building codes or the status of development or use rights respecting the Business Property), the financial condition of the Business Property or any other representation or warranty respecting income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Business Property or any part thereof. Buyer acknowledges that, Buyer has examined, reviewed and inspected all matters which in Buyer's judgement bear upon the Business Property and its value and suitability for Buyer's purposes.
Buyer further acknowledges that Buyer is the successor in interest of the original developer and original property manager of the Business Property, and that the general partner of Post is a senior officer and substantial owner of Buyer. Except as to matters specifically set forth in this Agreement and the other closing documents, Buyer will acquire the Business Property solely on the basis of its own physical and financial examinations, reviews and inspections, the knowledge of Post and Buyer with respect to the Business Property and the title insurance protection afforded by the Owner's Policy of Title Insurance being obtained by Buyer concurrently herewith.

  B. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to Buyer that Seller has no knowledge that any of the following statements is untrue (and, for this purpose, Seller's knowledge shall mean the present actual knowledge of Brian Ellison of JMB Realty Corporation):

      1. PERSONAL PROPERTY. Seller has not previously sold any of its right, title and interest in and to the personal property listed on EXHIBIT B hereto (the "PERSONAL PROPERTY") and, except for matters of record, the interest of Seller therein is free and clear of any liens or encumbrances created by Seller.

      2. CONTINUING CONTRACTS. There are no service contracts or agreements (other than matters of record, the "Tenant Leases", as hereinafter defined, or other agreements provided for in this Agreement, if any) relating to the Property which will be in force after the date hereof except as described in EXHIBIT C hereto (the "CONTINUING CONTRACTS"). Except as noted on EXHIBIT C, all of the continuing Contracts are terminable on thirty (30) days notice without payment of any fees. Additionally, the Property Management Agreement by and between Seller and Heitman Properties of Georgia Limited has been terminated effective as of the Closing Date.

      3. NOTICES: REQUESTS. Seller has received no written notice from any government agency or employee or official (in such person's official capacity) that any government agency currently considers the construction of the Business Property or the Seller's operation or use the same to have failed to comply with any law, ordinance, regulation or order or that any investigation has been commenced or is contemplated respecting any such possible failure of compliance. Seller has received no written unsatisfied notice requiring repairs, restorations or improvements from any lender, insurance carrier or government authority.

      4. DUE AUTHORIZATION, EXECUTION, ORGANIZATION, ETC. This Agreement and all agreements, instruments and documents relating to the transaction contemplated hereby to be executed or to be caused to be executed by Seller are duly authorized, executed and delivered by and are binding upon the same. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Georgia, and is duly authorized and qualified to do all things required of it under this Agreement. Seller has the capacity and authority to enter into this Agreement and to consummate the transactions herein provided, and nothing prohibits or restricts the right or ability of Seller to close the transactions contemplated hereunder and carry out the terms hereof.
Neither this Agreement nor any agreement, document or instruction executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, invalidate, cancel, make inoperative or interfere with, or result in the acceleration of maturity of any contract, agreement, lease, easement, right of interest, affecting or relating to Seller or the Business Property. As of the Closing Date, JMB Realty Corporation, a Delaware corporation, is a general partner of, and has authority to bind, Carlyle Real Estate Limited Partnership-XV, an Illinois limited partnership, and Carlyle Real Estate Limited Partnership-XVI, an Illinois limited partnership, which are the general partners of, and have the authority to bind, Villages Northeast Associates, an Illinois general partnership, which is the sole general partner of Seller. Brian Ellison, Vice President of JMB Realty Corporation, is fully authorized and has full power and authority to make any and all decisions, to grant any and all approvals, to execute any and all documents, and to take any other action on behalf of Seller pursuant to or in connection with this Agreement and the sale of the Business Property to Buyer as contemplated hereby and any such action shall be duly binding on Seller and all partners of Seller (and Buyer shall have the right to rely conclusively upon any such action).

      5. DEFAULT. Seller is not in default in respect of any of its material obligations or liabilities pertaining to the Business Property. Without limitation on the foregoing, the Continuing Contracts and the Tenant Leases are free from material default by Seller and the same (other than the Tenant Leases) are free from material default by any other party thereto.

      6. LITIGATION: CONDEMNATION. Except for the lawsuits identified in EXHIBIT D, attached hereto and made a part hereof, there are no actions, suits or proceedings pending or threatened before or by any judicial, administrative body or any arbiter or any governmental authority, against or affecting Seller or the Business Property as to which Seller has been served any process. Seller has not received any written notice if any existing, proposed or contemplated eminent domain or similar proceeding which would affect the Land or Improvements. Seller has executed no exclusive brokerage agencies which will survive the Closing Date.

      7. RENT ROLL. Attached hereto as EXHIBIT E is a full, true and correct rent roll and lease summary ("RENT ROLL") for the Business Property as of the date thereof, with respect to each lease of the Business Property. Any arrearages in the payment of rent of more than thirty (30) days are set forth in EXHIBIT E, attached hereto and made a part hereof.

C.    INDEMNIFICATION.

      1. INDEMNIFICATION BY SELLER. Seller shall hold harmless, indemnify and defend Buyer and the Business Property against any and all obligations, liabilities and claims asserted by any third party for Seller's torts related to the Business Property and arising or accruing on or before the date hereof (but not including, under this clause a request, demand or other action by any third party relating to the physical or environmental condition of the Business Property nor shall the foregoing indemnity cover any matters which were caused by the acts or omissions of Post, Buyer, Post Properties, Inc. or any predecessor in interest to Buyer).

      2. INDEMNIFICATION BY BUYER. Buyer shall hold harmless, indemnify and defend Seller from and against any and all obligations, liabilities and claims related to (a) any and all third party claims for Buyer's torts related to Business Property and arising or occurring on or after the date hereof, and (b) any and all loss, damage or third party claims in any way arising from or in connection with Buyer's inspections or examinations of the Business Property prior to the date hereof.

      3. GENERAL INDEMNITY PROVISIONS. Each indemnity provided for under this Agreement shall be subject to the following provisions:

            a. The indemnity shall cover the costs and expenses of the indemnitee, including reasonable attorneys' fees, related to any actions, suits or judgements incident to any of the matters covered by such indemnity.

            b. The indemnitee shall notify the indemnitor of any claim against the indemnitee covered by the indemnity within 45 days after it has notice of such claim, but failure to notify the indemnitor shall in no case prejudice the rights of the indemnitee under this Agreement unless the indemnitor shall be prejudiced by such failure and then only to the extent the indemnitor shall be prejudiced by such failure. Should the indemnitor fail to discharge or undertake to defend the indemnitee against such liability upon learning of the same, then the indemnitee may settle such liability, and the liability of the indemnitor hereunder shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys' fees, incurred by the indemnitee in effecting such settlement.

            c. Each party agrees to cooperate reasonably with the other in the defense or challenge of any obligation, liability or claim asserted by any third party, including without limitation reasonable access to the property files relating to the period covered.

      D. BROKERS. Seller acknowledges that Richard Ellis, LLC and The Plasencia Group, Inc. (collectively, "BROKER") have represented Seller in connection with the sale of the Business Property to Buyer on the Closing Date, and that Seller shall be solely responsible for payment of all commissions or other similar fees or compensation due Broker in connection with such sale. Other than with respect to Seller's engagement of broker, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder had been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for a broker's or finder's fee or commission in connection herewith, then Seller shall indemnify and defend Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller (including without limitation any claim by Broker), and Buyer shall indemnify and defend Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer.

      E.    SURVIVAL; TAXES; FURTHER INSTRUMENTS.

            1. GENERAL PROVISION. Except as provided in subsection E.2 below, all warranties, representation, covenants, obligations and agreements contained in this Agreement shall survive the closing hereunder and the transfer and conveyance of the Business Property hereunder and any and all performances hereunder. In the event that any sales or use taxes shall be determined to be payable in connection with any transfer of assets provided herein, then such sales or use taxes shall be paid by Buyer. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

            2. EXPIRATION DATE. Notwithstanding the provisions of subsection E.1 above, any cause of action of Buyer of any Buyer's successors or assigns against Seller by reason of any breach or default by Seller of any of the representations and warranties contained in this Agreement shall continue until, but shall lapse as of, the "Expiration Date," except that the same shall not lapse as to any breach or default with respect to which Buyer or any successor or assign of either shall have, on or before the "Expiration Date," commenced suit. As used herein, "EXPIRATION DATE" means the date which May 7, 1997.

            3. BUYER'S KNOWLEDGE. Notwithstanding the foregoing, if Buyer (or Post or any other affiliated entity) shall have actual knowledge as of the date hereof that any of the representations or warranties of Seller contained herein are false or inaccurate or that or that Seller is in breach or default of any of its obligations under this Agreement, and the transactions hereunder shall nonetheless close, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon such closing hereunder).

      F. BUYER'S AUTHORITY. Buyer hereby represents and warrants to Sellers as follows: This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer duly authorized, executed and delivered by and are finding upon the same. Buyer is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Georgia, and is duly authorized and qualified to do all things required of it under this Agreement; Buyer has the capacity and authority to enter into this Agreement and to consummate the transactions herein provided, and nothing prohibits or restricts the right or ability of Buyer to close the transactions contemplated hereunder and carry out the terms hereof; neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, invalidate, cancel, make inoperative or interfere with, or result in the acceleration of maturity of, any contract, agreement, lease, easement, right or interest, affecting or relating to Buyer; and that those individuals whose signatures will bind Buyer include Sherry W. Cohen and _______________.

      G. NOTICES. Any notice, request or other communication (a "NOTICE") required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service or Federal Express) mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as first set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, deposit with such overnight courier for next business day delivery, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or courier delivery or on the date received following deposit in the United States mall as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five
(5) days' prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party's counsel.

            TO SELLER:

            900 North Michigan Avenue
            Suite 3900
            Chicago, Illinois 60611-1575
            Attention:  Mr. Brian K. Ellison

            With copy to:

            Pircher, Nichols & Meeks
            1999 Avenue of the Stars
            Los Angeles, California 90067
            Attention:  Gary M. Laughlin, Esq.


            TO BUYER:

            Post Apartment Homes, L.P.
            3350 Cumberland Circle
            Suite 2200
            Atlanta, Georgia 30339
            Attention:  Sherry W. Cohen

            With a copy to:

            Dan L. Heller Esq.
            King & Spalding
            191 Peachtree Street
            Atlanta, Georgia 30303-1763

      H. MISCELLANEOUS. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. Time is of the essence of this Agreement. Section headings shall not be used in construing this Agreement. If any party obtains a judgement against any other party by reason of breach of this Agreement, a reasonable attorneys' fee as fixed by the court shall be included in such judgement. Except as expressly stated in this Agreement, no remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute. Except as otherwise expressly provided in this Agreement, no waiver by a party of any beach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature). no failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder may be given or withheld in the absolute discretion of such party. This Agreement shall construed and enforced in accordance with the laws of the State of Georgia.

            Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

I.    LIMITATION OF LIABILITY.

      1. Notwithstanding anything to the contrary contained herein, if the closing of the transactions hereunder shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith other than the Limited Warranty Deed transferring the Land and Improvements from Seller to Buyer) shall not exceed $500,000.

      2. No constituent partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller (including, but not limited to, Carlyle Real Estate Limited Partnership-XV, Carlyle Real Estate Limited Partnership-XVI, JMB Realty Corporation and the individual(s) specified in Section B above) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal lability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Seller (or in any other constituent partner of Seller), not any obligation of any constituent partner in Seller ( or in any other constituent partner of Seller) to restore a negative capital account or to contribute capital to Seller ( or to any other constituent partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligation to restore or contribute).









                       [SIGNATURES BEGIN ON NEXT PAGE]

      IN WITNESS WHEREOF, Seller and Buyer have each caused this instrument to be signed, sealed and delivered as of May _____, 1996.

            SELLER

            VNE PARTNERS, L.P.
            a Georgia limited partnership

            By:  VILLAGES NORTHEAST ASSOCIATES,

       an Illinois general partnership, General Partner

                 By:  CARLYLE REAL ESTATE LIMITED
                      PARTNERSHIP-XV, an Illinois
                      limited partnership, General Partner

                      By:  JMB REALTY CORPORATION, a
                           Delaware corporation, Corporate
                           General Partner


                           By:  Brian K. Ellison
                                Name:  Brian K. Ellison
                                Title:  Vice President





            ATTEST:  Robert D. Jaffe
                               Name:  Robert D. Jaffe
                               Title:  Assistant Secretary


                          [CORPORATE SEAL]



                     By:  CARLYLE REAL ESTATE LIMITED
                          PARTNERSHIP-XVI, an Illinois
                          limited partnership, General Partner

                          By:  JMB REALTY CORPORATION, a
                               Delaware corporation, Corporate
                               General Partner



                               By:  Brian K. Ellison
                                    Name:  Brian K. Ellison
                                    Title:  Vice President



                               Attest:  Robert D. Jaffe
                                        Name:  Robert D. Jaffe
                                        Title:  Assistant Secretary


                                [CORPORATE SEAL]




                          BUYER:



                          POST APARTMENT HOMES, L.P., a
                          Georgia limited partnership

                          By:  Post Properties, Inc., a Georgia
                               corporation, Sole General Partner



                                By:  Sherry W. Cohen
                                     Name:  Sherry W. Cohen
                                     Title:  Senior V.P. Sec.



                                Attest:
                                       Name:
                                       Title:
                                       [Corporate Seal]